UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 10	OMB Number: 3235-0064 Expires: November 30, 2025 Estimated average burden hours per response 200.38

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Global Infrastructure Finance & Development Authority, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	81-2359040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2575 Eastern Blvd.; Suite 105; York, PA	17402
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code 717-318-9281

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Municipal Revenue Bond (Per Resolution HJR 459 and SJR 56 as Signed into law by Governor of State of Alabama	Estates and Infrastructure Exchange Ltd

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

SEC 1396 (02-21)	Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the Form displays a currently valid OMB control number.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Business.

Furnish the information required by Item 101 of Regulation S-K (§229.101 of this chapter).

Item 1A.	Risk Factors.

Set forth, under the caption “Risk Factors,” where appropriate, the risk factors described in Item 105 of Regulation S-K (§ 229.105 of this chapter) applicable to the registrant. Provide any discussion of risk factors in plain English in accordance with Rule 421(d) of the Securities Act of 1933 (§230.421(d) of this chapter). Smaller reporting companies are not required to provide the information required by this item.

Item 2.	Financial Information.

Furnish the information required by Items 303 and 305 of Regulation S-K (§§229.303 and 229.305 of this chapter).

Item 3.	Properties.

Furnish the information required by Item 102 of Regulation S-K (§229.102 of this chapter).

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

Furnish the information required by Item 403 of Regulation S-K (§229.403 of this chapter).

Item 5.	Directors and Executive Officers.

Furnish the information required by Item 401 of Regulation S-K (§229.401 of this chapter).

Item 6.	Executive Compensation.

Furnish the information required by Item 402 of Regulation S-K (§229.402 of this chapter) and paragraph (e)(4) of Item 407 of Regulation S-K (§229.407 of this chapter).

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Furnish the information required by Item 404 of Regulation S-K (§229.404 of this chapter) and Item 407(a) of Regulation S-K (§229.407(a) of this chapter).

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Item 8.	Legal Proceedings.

Furnish the information required by Item 103 of Regulation S-K (§229.103 of this chapter).

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Furnish the information required by Item 201 of Regulation S-K (§229.201 of this chapter).

Item 10.	Recent Sales of Unregistered Securities.

Furnish the information required by item 701 of Regulation S-K (§229.701 of this chapter).

Item 11.	Description of Registrant’s Securities to be Registered.

Furnish the information required by Item 202 of Regulation S-K (§229.202 of this chapter). If the class of securities to be registered will trade in the form of American Depositary Receipts, furnish Item 202(f) disclosure for such American Depositary Receipts as well.

Item 12.	Indemnification of Directors and Officers.

Furnish the information required by Item 702 of Regulation S-K (§229.702 of this chapter).

Item 13.	Financial Statements and Supplementary Data.

Furnish all financial statements required by Regulation S-X and the supplementary financial information required by Item 302 of Regulation S-K (§229.302 of this chapter). Smaller reporting companies may provide the financial information required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Furnish the information required by Item 304 of Regulation S-K (§229.304 of this chapter).

Item 15.	Financial Statements and Exhibits.

(a)	List separately all financial statements filed as part of the registration statement.
(b)	Furnish the exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Item 9.01.	Financial Statements and Exhibits.

9.01	GIFDA Disclosure Documents Policy
99.1	House Joint Resolution HJR459 – 456 & Senate Joint Resolution SJ R56
99.2	Master Trust Indenture
99.3	Private Placement Memorandum
99.4	AML – Compliance Policy 2024
99.5	GIFDA Investor Presentation for the project
99.6	Project Alabama Bloomberg Slides
99.7	Financial accumulative model of three phases
99.8	GIFDA Project Executive Summary
99.9	GIFDA Risk Assessment
99.10	GIFDA Disclosure Documents Policy

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Infrastructure Finance & Development Authority, Inc
(Registrant)

Date:	November 8, 2024	By:	/s/ Robert Choiniere
(Signature)

Robert Choiniere, CEO

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